Exhibit 3.1

First Amendment to First Amended and Restated Bylaws of Kite Realty Group Trust

Effective May 9, 2012, the Board of Trustees (the “Board”) of Kite Realty Group Trust (the “Company”) approved and adopted the following amendments to the Company’s First Amended and Restated Bylaws:

1.	Article III, Section 9 of the Bylaws is hereby amended by deleting such Article III, Section 9 and replacing such Section with the following new Article III, Section 9:

“Section 9. INFORMAL ACTION BY TRUSTEES. Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is signed or transmitted by each Trustee and such consent is filed in paper or electronic form with the minutes of proceedings of the Board of Trustees.”

2.	Article IV, Section 6 of the Bylaws is hereby amended by deleting such Article IV, Section 6 and replacing such Section with the following new Article IV, Section 6:

“Section 6. INFORMAL ACTION BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is signed or transmitted by each member of the committee and such consent is filed in paper or electronic form with the minutes of proceedings of such committee.”